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                                                                    EXHIBIT 10.1

                             NABI BIOPHARMACEUTICALS
                      5800 PARK OF COMMERCE BOULEVARD, N.W.
                              BOCA RATON, FL 33487


                                                   Effective as of June 20, 2003

Mr. David J. Gury
2360 N.W. 43rd Street
Boca Raton, FL  33431

                  Re:  Retirement Agreement

Dear Mr. Gury:

         This letter agreement (the "Agreement") between Nabi Biopharmaceuticals ("Nabi") and you (the "Executive") is intended to set forth the arrangements with respect to your retirement from Nabi. The Executive and Nabi are referred to together herein as the "Parties."

         1. The Executive hereby retires as chief executive officer and an employee of Nabi effective at the close of business June 20, 2003 (such time and date the "Retirement Date") and resigns effective as of the Retirement Date as an officer and director of each subsidiary of Nabi in which he holds office. The Executive shall serve as non-executive Chairman of the Board of Directors of Nabi, and as such shall preside at meetings of Nabi's Board of Directors.

         2. For the period beginning June 21, 2003 and ending December 31, 2003 (the "Consulting Period"), the Executive will be available as a consultant to assist Thomas H. McLain in his transition as chief executive officer of Nabi. The Executive shall provide these consulting services at the request of Mr. McLain at times reasonably satisfactory to the Executive and Mr. McLain consistent with the Executive's other commitments and plans. During or with respect to the Consulting Period the Executive will continue to receive the compensation and he and, to the extent applicable, his family will continue to receive or participate in the benefits and perquisites (including, without limitation, participation in the cash incentive portion of Nabi's VIP Management Compensation Program and in Nabi's group life insurance and health insurance programs) he was or they were entitled to receive or participate in immediately preceding the Retirement Date as though he continued to be employed in the same position(s) and with the same compensation as an employee of Nabi, provided that the Executive's right to continue to participate in Nabi's 401(k) and Employee


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Stock Purchase Plan shall terminate as of the Retirement Date and provided further that any compensation payable to the Executive pursuant to this Section 2 during the Consulting Period shall be reduced by any compensation he receives during and relating to the Consulting Period as a non-employee Director of Nabi. In addition, Nabi will reimburse all reasonably necessary medical, dental and optical costs incurred by Executive or his spouse during the Consulting Period. All Company payments and reimbursements with respect to life insurance and medical, dental and optical coverages and costs, as well as the SERP payment described below and the SERP payment of $22,000 for 2002 made in June 2003, will be grossed-up for taxes payable by Executive/spouse with respect thereto. At such time or times as Nabi otherwise would make matching contributions for Executive's 2003 contributions to Nabi's 401(k) plan for 2003, Nabi shall pay Executive an amount equal to the matching contributions, grossed-up for taxes payable by Executive with respect thereto, the Company would have then been required to pay to the 401(k) plan for the Executive's benefit. Furthermore, on or about August 1, 2003 Nabi shall pay to the Executive unused accrued paid leave benefit of $117,904.62 subject to such deductions and withholdings as may be required by law and on or about December 1, 2003 Nabi shall make a final payment of $22,000 (plus a tax gross-up) with respect to the Executive's SERP benefit. The Executive acknowledges that he will provide the services contemplated by this Section 2 as a non-employee, independent contractor of Nabi and except with respect to gross-up provisions in this Agreement he shall be responsible in full for all taxes associated with the payments received as a result of the services provided under this Section 2. Nabi acknowledges that (a) Executive shall be entitled to the benefits of this Section 2 whether or not his consulting services are so requested, and that he need not be available to perform, or in fact perform, such services in person but may do so by telephone or other manner of electronic or written communication and (b) in the event of Executive's unavailability to perform consulting services, due to illness, accident or other similar reason (but not including death), compensation and benefits under this Section 2 shall continue to be provided. While serving as a consultant to Nabi, the Executive shall not enter into any verbal or written agreement or make any binding commitments on behalf of Nabi or make on behalf of Nabi any statements concerning Nabi or its business, financial condition, operations or prospects to the media, investment professionals or Nabi stockholders. Nabi agrees that Executive may refer to himself as Founding Chief Executive Officer of Nabi, Retired. During the Consulting Period, Executive's current office shall be maintained, and part-time administrative assistance shall be available. The Executive agrees that no later than 60 days from receipt of his COBRA election forms, he shall elect to continue, at Nabi's expense, health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985.

         3. During the 2004, 2005 and 2006 calendar years, Nabi shall pay to the Executive $1,166,468, $1,056,468 and $1,056,468 respectively. Each such amount shall be paid bi-weekly over the year in approximately equal installments, the first such installment to be made on or about January 15 of the year and the last such installment to be made on or about December 31 of the year. Each such payment shall be subject to such deductions and withholdings as may be required by law.

         4. The right of the Executive to exercise his stock options identified on Exhibit A attached hereto shall be accelerated to the extent provided in said Exhibit A and each such stock option as to which there has been acceleration of exercise shall remain exercisable through the earlier of June 19, 2006 and the date such stock option would otherwise expire in accordance with its terms, subject otherwise to the terms of the option plan pursuant to which such stock option was granted. The right of the Executive to exercise his stock options identified on Exhibit B attached hereto, to the extent such options are not exercisable on the Retirement Date, shall be accelerated to the extent provided


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in said Exhibit B, and each stock option identified on said Exhibit B shall remain exercisable until the date such stock option would otherwise expire in accordance with its terms, subject otherwise to the terms of the option plan pursuant to which such stock option was granted.

         5. Nabi agrees that following the Consulting Period, Nabi shall not take any action to terminate or cancel the life insurance policies listed on Exhibit C attached hereto (the "Life Insurance Policies") or otherwise request a refund of premiums paid to date by Nabi to any issuer of the Life Insurance Policies. The Parties agree that, effective as of the end of the Consulting Period, Nabi shall neither make nor be required to make further premium payments on behalf of the Executive with respect to the Life Insurance Policies and that the Executive will, therefore, be solely responsible for making any premium payments under the Life Insurance Policies in order to maintain the Executive's coverage thereunder. Nabi hereby confirms that it has no rights, or if it has any rights hereby waives them, under the terms of the Life Insurance Policies or any related agreement, arrangement or instrument or otherwise, to receive upon or as a result of the payment of a death benefit, cash surrender or other disposition of the Life Insurance Policies an amount equal to the premium payments made by Nabi with respect to the Life Insurance Policies.

         6. Except as provided in Sections 2, 3, 4 and 5 of this Agreement, the Executive acknowledges and agrees that his eligibility to participate in and/or receive benefits under any compensation, benefit or perquisite plan, program, policy, agreement, arrangement or practice in connection with his employment with Nabi or the termination of that employment shall terminate as of the Retirement Date and he shall not be entitled to any other compensation or benefit from Nabi except to the extent provided herein and except to the extent the right to receive a benefit accrued but was not paid prior to the Retirement Date, the Executive shall be entitled to be paid this benefit after the Retirement Date.

         7. The Executive agrees that all trade secrets and other confidential and/or proprietary materials or information of Nabi or any of its affiliates (the "Nabi Group") (including, without limitation, source code, object code, memoranda, notes, records, charts, reports, letters and other documents and software relating to Nabi's present and/or future operations) made, compiled, received, held or used by the Executive while employed by Nabi or during his period of consultancy as provided in Section 2 concerning any phase of the business of the Nabi Group or any of its members (the "Nabi Information") are the property of Nabi and/or the Nabi Group and, together with all reproductions or abstracts thereof (i) shall neither be used nor disclosed by the Executive after the Retirement Date (except such use as is contemplated under Section 2 of this Agreement or in connection with the enforcement of Executive's rights under this Agreement) and (ii) together with all other Nabi property used or obtained by the Executive, such as computers, equipment, credit cards and keys, shall be returned to Nabi no later than January 5, 2004. Notwithstanding the foregoing, Executive shall be entitled to retain the laptop computer previously provided to him by Nabi, as his personal property, after removal by Nabi of any Nabi Information, and Nabi shall assist Executive in Internet and e-mail set-up for such computer upon removal of access through Nabi.



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         8. The Executive hereby acknowledges and agrees that this Agreement is intended to be a complete and final settlement of any and all causes of action or claims that the Executive has had, now has or may now have, whether known or unknown against the Nabi Group or any of the persons or entities specified below, with respect to the matters hereinafter specified. The Executive hereby, on behalf of the Executive, the Executive's executors, heirs, administrators, assigns and anyone else claiming by, through or under the Executive, waives, releases, covenants not to sue and forever discharges the Nabi Group, its predecessors, successors, related corporations, subsidiaries, divisions, employee benefit plans and affiliated organizations, and each and all of their respective present and former officers, directors, shareholders, fiduciaries, representatives, agents, promoters, employees and attorneys (hereinafter "Releasees"), and each and all of them of, from and with respect to any and all debts, demands, actions, causes of action, suits, covenants, contracts, agreements, promises, torts, damages, claims, demands and liabilities whatsoever of any name and nature, both in law and in equity (hereinafter "Claims"), that the Executive now has, ever had, or may in the future have against each or any of the Releasees by reason of any matter, cause or thing whatsoever from the beginning of the world to the Effective Date (as defined in Section 18) arising out of, based upon or connected with the Executive's employment by any member of the Nabi Group, the compensation, benefits and working conditions for that employment and/or the termination of that employment (including without limitation any Claims arising out of or relating to the Employment Agreement or the Change of Control Agreement (each as defined in Section 19)) including any Claims that may exist under federal, state or local laws, including, but not limited to, any Claims based on race, disability, color, national origin, marital status, age or sex, but excluding any Claim or Claims (i) with respect to indemnification, advances or contribution to which the Executive may be entitled, whether by contract, by charter or by-law provision, or otherwise,
(ii) with respect to reimbursement of medical, dental and optical expenses and business and travel expenses incurred prior to the Retirement Date for which the Executive is entitled to reimbursement under the terms of his employment as of the Retirement Date, or (iii) under, based upon or arising out of this Agreement or the benefit plans or programs contemplated by this Agreement. The foregoing waiver and release includes, without limitation, a waiver and release of any rights and Claims that the Executive may have under Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. ss. 621 et seq. (the "ADEA") (except that this Agreement does not waive or release any rights or claims under the ADEA that may arise after the execution of this Agreement or otherwise bar the Executive from challenging this Agreement's compliance with the provisions of 29 U.S.C. ss. 627(f)(1)), the Fair Labor Standards Act, or the state and local laws of Florida.

         9. Nabi represents and warrants that as of the date hereof, it knows of no claims or causes of action of whatever kind or nature that the Nabi Group has or may have against the Executive that arose on or before the date of execution of this Agreement.

         10. Until such time as this Agreement is filed, or its material terms are disclosed in a filing, with the Securities and Exchange Commission, Nabi and the Executive each hereby agrees not to disclose to any person, organization or


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agency (except, in the case of the Executive, his spouse, attorney, accountant or financial advisor) the terms of this Agreement except (a) as required by law or legal process and, with respect to legal process, only after notice is given by the disclosing party or his or its attorney to the other party such that, where feasible, the non-disclosing party will have a reasonable prior opportunity to oppose such disclosure or (b) in connection with Nabi's or the Executive's enforcement of its or his rights under this Agreement. The Parties agree with one another not to discuss with any person or entity the circumstances surrounding the Executive's employment with or separation from the Nabi Group, except to the extent required by law or legal process. The Executive agrees not to make any adverse remarks whatsoever concerning any of the officers or directors of the Nabi Group or the business, operations, strategies, policies, prospects, affairs or financial condition of the Nabi Group. Nabi agrees that it will not make any adverse remarks whatsoever concerning the Executive and that it will instruct its directors and officers not to make any adverse remarks whatsoever concerning the Executive.

         11. The Executive acknowledges and agrees that the restrictions against disclosure and use of confidential information set forth in Section 12 of the Employment Agreement shall remain in full force and effect.

         12. It is expressly understood and agreed that by entering into this Agreement Nabi in no way thereby admits that it unlawfully or wrongfully discriminated against the Executive due to the Executive's age or status or otherwise treated the Executive unlawfully.

         13. The Executive agrees and recognizes that should a court of competent jurisdiction determine that he has breached any of his obligations under the fourth from last sentence of Section 2 of this Agreement or Sections 7 or 10 of this Agreement or Section 12 of the Employment Agreement or any material provision of Section 14 of this Agreement or should he attempt to pursue any Claim covered by the release set forth in Section 8 of the Agreement, in addition to its other rights and remedies Nabi will thereafter have no further obligation to provide the Executive with the consideration set forth herein and in the event of such a court determination will be entitled to repayment of all consideration paid after the date of such breach.

         14. At the request of Nabi, the Executive shall cooperate fully with Nabi and each member of the Nabi Group in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of any member of the Nabi Group, including without limitation any claims or actions against any officers, directors or employees of any member of the Nabi Group (but excluding any claim or action brought with respect to this Agreement). The Executive's cooperation in connection with such actions or claims shall include, without limitation, his being available to meet with Nabi or its designees at reasonably convenient times and places in connection with any regulatory matters, to prepare for any proceeding (including, without limitation, depositions, consultation, discovery or trial), to provide affidavits, to assist with any audit, inspection, proceeding or other


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inquiry, or to act as a witness in connection with any litigation or other legal proceeding affecting any member of the Nabi Group. Should the Executive be contacted (directly or indirectly) by any person known by him to be adverse to any member of the Nabi Group with respect to any dispute with any member of the Nabi Group, the Executive shall promptly notify Nabi's internal general counsel. Nabi shall directly pay, or advance to the Executive, the reasonable out of pocket expenses incurred by him in complying with his obligations under this
Section 14.

         15. The Executive agrees that Nabi shall be entitled to injunctive relief and/or specific performance, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits, with respect to any violations of this Agreement by the Executive, which rights shall be cumulative and in addition to any other rights or remedies to which Nabi may be entitled.

         16. Nabi may assign this Agreement to any successor by merger, reorganization, consolidation or statutory share exchange provided that there has been no breach of this Agreement by Nabi, and such successor (i) is a corporation incorporated in any of the states of the United States and (ii) specifically agrees with the Executive in writing to assume Nabi's obligations hereunder. This Agreement may not be assigned by the Executive except that the Executive may assign monetary benefits to which he may be entitled hereunder to the extent that such assignment is permitted by the terms of any plan governing such benefits. This Agreement shall be binding upon and shall inure to the benefit of Nabi and the Executive and Nabi's and the Executive's respective heirs, personal representatives and permitted successors and assigns. Nabi acknowledges that, except as specified in Section 2, in the event of Executive's death at a time when any amount would be payable to Executive hereunder if he had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to his devisee, legatee, or other designee or, if there be no such designee, to his estate.

         17. If any term or provision of this Agreement or the application thereof to any person, property or circumstance shall to any extent be found by a court of competent jurisdiction to be invalid or unenforceable, then at the election of the party primarily benefited by such term or provision, the remainder of this Agreement or the application of such term or provision to persons, property or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.




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         18. The Executive is hereby advised to consult with an attorney before signing this Agreement and, by the Executive's signature below, the Executive acknowledges that he has consulted with an attorney before signing this Agreement, that his execution of this Agreement is knowing and voluntary and that he has been afforded a full and reasonable opportunity to consider its terms. Without limiting the foregoing, the Executive acknowledges that from the date that the Executive receives this Agreement, the Executive has twenty-one
(21) days to consider it. Should the Executive decide to sign the Agreement, the Executive has seven (7) days following the signing to revoke the Agreement, and the Agreement will not become effective and enforceable until that seven (7) day revocation period has expired (the "Effective Date"). Should the Executive either decide not to sign this Agreement or should the Executive sign it and elect to revoke it during the seven (7) day revocation period, then this Agreement shall be null and void. No payments or benefits provided for by this Agreement (other than payments or benefits accrued and unpaid as of the Retirement Date) will be made until after this seven (7) day period has expired without the Executive revoking this Agreement. Nabi shall pay up to $35,000 of legal and accounting expenses incurred by Executive in connection with retirement discussions and this Agreement.

         19. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to conflicts of law principles. The parties agree that exclusive jurisdiction for any action brought with respect to this Agreement shall lie in the state circuit court in Miami-Dade County, Florida. This Agreement embodies the entire agreement and understanding among the Parties concerning the Executive's employment and the termination thereof and incorporates and supersedes all other agreements with regard to the Executive's employment and the termination thereof. Without limiting the foregoing, (i) reference is made to that certain employment agreement dated January 1, 1993 between the Executive and Nabi, as amended (the "Employment Agreement"), which provides, INTER ALIA, that (a) the Executive will receive certain compensation and benefits under specified circumstances in the event of termination of employment, and (b) the Employment Agreement may be amended by a written agreement signed by the party to be charged with such amendment, (ii) reference is made to that certain letter agreement dated September 18, 1998, between the Executive and Nabi, as amended (the "Change of Control Agreement"), which provides, INTER ALIA, that (a) the Executive will receive certain compensation and benefits under specified circumstances in the event of a change of control (as defined in such Change of Control Agreement), and (b) the Change of Control Agreement may be modified by written agreement signed by the Executive and such officer of Nabi as may be specifically designated by the Board, and (iii) the Employment Agreement and Change of Control Agreement are hereby amended and modified so as to be superseded, as to termination of employment, in their entirety by this Agreement, except to the extent provided in Section 11 of this Agreement.

         20. This Agreement may be amended or modified only upon the written mutual consent of the parties.



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     21. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.


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         If the foregoing is in accordance with your understanding, please sign and return the enclosed copy of this letter, whereupon this letter and such copy will constitute a binding agreement between Nabi and you on the basis set forth above.

                                             Very truly yours,

                                          NABI BIOPHARMACEUTICALS


                                          By: /s/ Mark L. Smith
                                              -------------------------------
                                                Name:  Mark L. Smith
                                                Title: Senior Vice President,
                                                       Finance, Chief Financial
                                                       Officer, Chief Accounting
                                                       Officer and Treasurer


Acknowledged and agreed to:

/s/ David J. Gury
----------------------------
David J. Gury



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                                    EXHIBIT A




                                                  NUMBER OF OPTIONS FOR WHICH
      GRANT DATE          EXPIRATION DATE           VESTING IS ACCELERATED
       2/07/2000             2/07/2010                     18,133
       2/07/2000             2/07/2010                      6,250
       2/05/2001             2/05/2011                     22,875
       2/05/2001             2/05/2011                     15,000
       2/04/2002             2/04/2012                     45,354
       2/04/2002             2/03/2012                      3,750
       2/03/2003             2/03/2013                     54,685
       2/03/2003             2/03/2013                      5,000






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                                    EXHIBIT B


                                        NUMBER OF OPTIONS     NUMBER OF OPTIONS
                                           FOR WHICH          EXERCISABLE UNTIL
                                           VESTING IS         OPTIONS OTHERWISE
                                           ACCELERATED              EXPIRE
 GRANT DATE      EXPIRATION DATE
 2/07/2000          2/07/2010                18,133                126,934
 2/07/2000          2/07/2010                 6,250                 43,750
 2/05/2001          2/05/2011                22,875                 42,800
 8/02/2001          8/02/2011                  0                    33,800
 2/04/2002          2/04/2012                45,354                 75,591
 2/04/2002          2/04/2012                 3,750                  6,250
 2/03/2003          2/03/2013                54,685                 54,685
 2/03/2003          2/03/2013                 5,000                  5,000







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                                    EXHIBIT C

1.  The Guardian policy number 4021183 in the face amount of $1,250,000

2.  The Guardian policy number 4040228 in the face amount of $250,000

3.  MONY policy number 11562350 in the amount of $10,000

4.  MONY policy number 11562352 in the amount of $10,000